Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-288960 on Form S-4/A of our report dated September 17, 2025 relating to the consolidated financial statements of Dorna Sports, S.L. and subsidiaries as of and for the year ended December 31, 2024, appearing in the Current Report on Form 8-K/A of Liberty Media Corporation filed on September 17, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Auditores, S.L.

Madrid, Spain

October 14, 2025